EXHIBIT 5.1
Opinion of Legal Counsel
August 13, 2010
Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180

Re:	Masco Corporation Registration Statement on Form S-8 2005 Long Term Stock Incentive Plan
Dear Sirs:
     I am acting as your counsel in connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, registering an additional 6,500,000 shares of common stock, $1.00 par value (the “Shares”), of Masco Corporation, a Delaware corporation (the “Company”), which may be issued pursuant to the terms of the Company’s 2005 Long Term Stock Incentive Plan, as amended and restated on May 11, 2010 (the “Plan”).
     I or attorneys on my staff who report to me have examined and are familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents or corporate records as I have deemed necessary or advisable for the purpose of this opinion. Based upon the foregoing, I am of the opinion that:
          (1) The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware, with corporate power under such laws to issue the Shares; and
          (2) The Plan has been duly authorized by appropriate corporate action and the Shares, when issued pursuant to further action by the Board of Directors of the Company or an appropriate committee thereof and in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable assuming that the exercise price of stock options is not less than par value and that prior to awarding shares of restricted stock there is a determination by the Company’s Board of Directors or an appropriate committee thereof that the Company has received consideration having a value not less than the par value of the shares awarded.
          I hereby consent to the filing of this opinion as Exhibit 5.1 of the Company’s Registration Statement on Form S-8.

Very truly yours,
/s/ Gregory D. Wittrock
Gregory D. Wittrock
Vice President, General Counsel and Secretary